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                                                                   Exhibit 5.1


                          [J. Furman Lewis letterhead]


                                        August 25, 1995

The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172

Dear Sirs:

        The Williams Companies, Inc., a Delaware corporation (the "Company"), has filed on the date hereof its Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Act") in connection with the proposed exchange by the Company of any or all shares of its $3.50 Series Cumulative Convertible Preferred Stock (the "Preferred Stock") for up to $125 million in aggregate principal amount of the Company's Beneficial Unsecured Convertible Securities (the "BUCS") (Subordinated Convertible Deferred Debentures, Due 2025) (the "Exchange Offer").

        As Senior Vice President and General Counsel of the Company, I have examined the corporate proceedings and such other legal matters as I deemed relevant to the authorization and issuance of the BUCS. Based on such examination, it is my opinion that the BUCS have been duly authorized and, when
(i) remaining terms are set by an officer of the Company pursuant to the authority granted such officer by the Board of Directors of the Company, (ii) the BUCS have been executed, issued, authenticated and delivered pursuant to the Subordinated Debt Indenture of the Company filed as an exhibit to the Registration Statement ("the Indenture"), following valid execution and delivery and qualification of the Indenture, and (iii) the BUCS have been exchanged for the Preferred Stock in accordance with the terms of the Exchange Offer, the BUCS will be valid and legally binding obligations of the Company.

        I do not find it necessary for the purpose of this opinion, and, accordingly, do not purport to cover herein the application of the "Blue Sky" or securities laws of various states to the Exchange Offer or issuance of the BUCS.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to me in such Registration Statement. In giving this consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

                                        Very truly yours,


                                        /s/ J. Furman Lewis
                                        -------------------
                                        J. Furman Lewis

JFL/RHH/sa